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Exhibit 21.1

LIST OF SUBSIDIARIES
As of December 31, 2009

Name	State of Organization	Ownership Percentage
Intrepid Potash—Moab, LLC	Delaware	100%
Intrepid Potash—New Mexico, LLC(1)	New Mexico	100%
Intrepid Potash—Wendover, LLC	Colorado	100%
Moab Gas Pipeline LLC	Colorado	100%
Intrepid Aviation LLC	Colorado	100%

(1)
Effective December 31, 2009, our subsidiary HB Potash LLC merged with and into Intrepid Potash—New Mexico, LLC.

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  Exhibit 21.1
LIST OF SUBSIDIARIES As of December 31, 2009